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                                                                    EXHIBIT 23.2

                               [LETTERHEAD KPMG]



The Board of Directors
Federal-Mogul Corporation
26555 Northwestern Highway
Southfield                                              Our ref  mac-16/hh/560
Michigan 48034
United States of America

12 June 1998



Dear Sirs

S-3 REGISTRATION STATEMENT

We consent to the incorporation by reference in the Registration Statement (Form S-3) that also constitutes Post-Effective Amendment No. 1 to the Registration Statement (Form S-3), Registration No. 333-50413 and related prospectus for the registration of common stock, debt securities, preferred stock and guarantees of Federal-Mogul Corporation and certain of its subsidiaries (as therein set forth), of our report dated 17 February 1998 in respect of the consolidated balance sheets of T&N plc and its subsidiaries at 31 December 1997 and 31 December 1996, and the related consolidated profit and loss accounts, reconciliations of movements in shareholders' funds and consolidated cash flow statements for each of the years in the three year period ended 31 December 1997 which appears in the Form 8-K/A of Federal-Mogul Corporation dated 7 April 1998 and to the references to our firm under the heading "Experts" in Registration Statement (Form S-3) that also constitutes Post-Effective Amendment No. 1 to the Registration Statement (Form S-3), Registration No. 333-50413 and related prospectus for the registration of common stock, debt securities, preferred stock and guarantees of Federal-Mogul Corporation and certain of its subsidiaries (as therein set forth).

Yours faithfully

/s/ KPMG Audit Plc

KPMG Audit Plc